Exhibit 18

October 20, 2000

Virginia Electric and Power Company
120 Tredegar Street
Richmond, Virginia 23219

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2000, of the facts relating to the change in Virginia Electric and Power Company's (the "Company") method used to develop the market-related value of plan assets, as permitted by Statement of Financial Accounting Standards No. 87, which is used to calculate net periodic pension cost. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP